News Release	PartnerRe

Dr. Egbert Willam Appointed to PartnerRe’s Board of Directors

PEMBROKE, Bermuda, June 1, 2012 -- PartnerRe Ltd. (NYSE, Euronext: PRE) today announced that Dr. Egbert Willam has been appointed to fill a vacancy on its Board of Directors effective June 1, 2012.

Dr. Willam, aged 63 years old, is Founder and President of KEN Investments, a private equity company with a focus on investments and M&A activities in the financial services industry with a concentration in Asia, Latin America and Central and Eastern Europe.

During his 38-year career, he has held senior positions in Munich Re and latterly in Cologne Re where he was manager for their Asia region and established and managed their Tokyo office. In 1990, he was appointed Member of the Executive Board of Cologne Re where he led the transition of the group into “General Cologne Re” – now known as Gen Re.

Dr. Willam currently sits on several Advisory and Supervisory Boards of a number of companies including CICSA Reaseguros S.A., an insurance broker in Panama, and Humanitas AG, a life sciences company. He has also been involved in the foundation of numerous start-ups.

Dr. Willam replaces Jürgen Zech, who retired from PartnerRe’s Board on May 16, 2012 in compliance with its policy requiring retirement at the age of 73. Dr. Willam will serve on PartnerRe Ltd’s Audit and Nominating and Governance Committees.

Commenting on the appointment PartnerRe Chairman Jean-Paul Montupet said, “The Board, Costas Miranthis and I are delighted to have Egbert join PartnerRe’s Board of Directors. His wealth of experience in the reinsurance industry as well as his broader international experience in the financial services industry will be invaluable as PartnerRe looks to further build on its solid track record. We look forward to Egbert’s many contributions.”

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine,

PartnerRe Ltd. 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080

specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2011, total revenues were $5.4 billion. At March 31, 2012, total assets were $23.8 billion, total capital was $7.6 billion and total shareholders’ equity was $6.8 billion.

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Relations

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